Exhibit 99.1

COST PLUS, INC. REPORTS RECORD SECOND QUARTER EARNINGS

Oakland, CA — August 19, 2004 — Cost Plus, Inc. (Nasdaq: CPWM) today announced record financial results for its second quarter ended July 31, 2004.

Net income for the second quarter of fiscal 2004 was $3.4 million, a 17.7% increase over last year’s $2.9 million. Earnings per diluted share were $0.15 for the quarter compared to prior year’s second quarter earnings of $0.13. Year-to-date financial results also set a record with net income of $6.7 million or $0.30 per diluted share compared with net income of $5.4 million or $0.25 per share in the prior fiscal year.

During the second quarter, net sales increased 18.6% to $189.5 million from $159.8 million last year. Same store sales increased 3.2% on top of a 3.4% increase last year. Year-to-date, net sales were $375.2 million, a 17.6% increase from $319.0 million for the same period last year, with same store sales growing 3.3% on top of a 3.2% prior year increase.

The Company opened nine new stores in the quarter, as planned; one store closed with the opening of its replacement. As of August 19, 2004, the Company operated 222 stores in 27 states, compared to 189 stores in 23 states at the same time last year.

The Company purchased 75,000 shares of its common stock during the quarter at a total price of $2.4 million. Year-to-date, the Company purchased 275,500 shares for a total price of $10.1 million.

Murray Dashe, Chairman, CEO and President, said, “During the quarter we executed to a plan designed to maintain inventory velocity and sales momentum in a challenging economic climate, while achieving leverage through effective expense control. Inventories for the quarter were up just 18.2% from last year and that limited rate of increase represents a substantial improvement from the inventory growth rate of the recent past. The markdowns taken in the second quarter helped to clear aging merchandise and also to reduce inventory levels.”

“Our strategy for the second half of the year is to maintain sufficient flexibility to quickly adjust to changes in the economy. During the latter part of the second quarter we tested the introduction of a larger proportion of new products at full retail pricing rather than at lower promotional pricing, and the results were encouraging. We will continue to observe consumer response and adjust our approach to market accordingly.”

“Thus far we are on plan to achieve our earlier annual guidance of $1.78 per share for this fiscal year. However, given the uncertainty associated with the economy, we feel it is prudent to provide a range of earnings at $1.75 to $1.78. Accordingly, the revised guidance contains ranges of sales and margins that project potential results given differing economic conditions.”

Earnings guidance for the third quarter of fiscal 2004 is estimated in the range of at $0.05 to $0.06 per diluted share and is predicated on the following major assumptions:

•	Opening of nine new stores versus eight in the third quarter last year.

•	Same-store sales increase between 2% and 3% on top of a 1.2% increase in the third quarter last year.

•	Total sales between $195 million and $197 million.

•	Gross profit rate between 33.2% and 33.4% compared to 33.5% last year.

•	SG&A rate between 30.7% and 31.0%, versus 31.2% last year.

•	Pre-tax income between $1.7 million and $2.0 million versus $1.4 million in the third quarter last year.

•	An effective income tax rate of 38% versus 37% in the third quarter last year.

•	Net income between $1.0 million and $1.3 million versus $0.9 million in the third quarter last year.

•	Estimated earnings per diluted share of $0.05 to $0.06 versus $0.04 in the third quarter last year, with weighted average diluted shares outstanding of 22.3 million versus 22.5 million last year.

Earnings guidance for the year is in the range of $1.75 to $1.78 per diluted share based upon a comparable store sales increase of 2.7% to 3.5%.

The Company’s second quarter earnings conference call will be today, August 19, 2004, at 8:00 a.m. PDT. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 904-7384 or (212) 346-6551. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21200053, from 10:00 a.m. PDT Thursday to 10:00 a.m. PDT on Friday, August 20. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com .. The replay will be available approximately 60 minutes after the live call concludes.

The above statements relating to anticipated third quarter and fiscal 2004 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: continued benefits from infrastructure improvements; changes in economic conditions that affect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
or
John Luttrell
(510) 808-9119

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Second Quarter
	July 31, 2004		August 2, 2003
Net sales	$189,500	100.0%	$159,760	100.0%
Cost of sales and occupancy	125,643	66.3	104,825	65.6
Gross profit	63,857	33.7	54,935	34.4

Selling, general and administrative expenses	55,880	29.5	48,471	30.4
Store preopening expenses	1,764	0.9	1,203	0.7

Income from operations	6,213	3.3	5,261	3.3
Net interest expense	759	0.4	700	0.4

Income before income taxes	5,454	2.9	4,561	2.9
Income taxes	2,073	1.1	1,688	1.1

Net income	$3,381	1.8%	$2,873	1.8%

Net income per share - diluted	$0.15		$0.13

Weighted average shares outstanding- diluted	22,326		22,305

New stores opened	9		7

	For the Six Months Ended
	July 31, 2004		August 2, 2003
Net sales	$375,203	100.0%	$318,978	100.0%
Cost of sales and occupancy	248,859	66.3	209,617	65.7
Gross profit	126,344	33.7	109,361	34.3

Selling, general and administrative expenses	110,743	29.5	97,081	30.5
Store preopening expenses	3,249	0.9	2,267	0.7

Income from operations	12,352	3.3	10,013	3.1
Net interest expense	1,581	0.4	1,384	0.4

Income before income taxes	10,771	2.9	8,629	2.7
Income taxes	4,093	1.1	3,193	1.0

Net income	$6,678	1.8%	$5,436	1.7%

Net income per share - diluted	$0.30		$0.25

Weighted average shares outstanding- diluted	22,435		22,045

New stores opened	17		13

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	July 31, 2004	August 2, 2003
ASSETS
Current assets:
Cash and cash equivalents	$5,262	$8,167
Merchandise inventories	228,432	193,251
Other current assets	17,174	19,590

Total current assets	250,868	221,008

Property and equipment, net	136,805	118,893
Goodwill	4,178	4,178
Other assets	6,925	9,259

Total assets	$398,776	$353,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,775	$41,969
Income taxes payable	919	641
Accrued compensation	9,773	9,796
Notes payable	1,601	—
Other current liabilities	19,609	16,159

Total current liabilities	65,677	68,565

Capital lease obligations	15,954	37,087
Notes payable	27,816	—
Other long-term obligations	17,161	13,364

Shareholders’ equity:
Common stock	219	217
Additional paid-in capital	155,952	143,208
Retained earnings	116,722	90,897
Other comprehensive income	(725)	—

Total shareholders’ equity	272,168	234,322

Total liabilities and shareholders’ equity	$398,776	$353,338

Contact:

Murray Dashe

(510) 893-7300

or

John Luttrell

(510) 808-9119

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